EXHIBIT 99.2

TRUST UNDER THE RIGGS NATIONAL CORPORATION

EXECUTIVE DEFERRED COMPENSATION PLAN

        THIS TRUST AGREEMENT made this 8th day of November, 2001, by and between RIGGS NATIONAL CORPORATION (the “Company”) and RELIANCE TRUST COMPANY (the “Trustee”);

        WHEREAS, the Company has entered into, and become contractually obligated under the Riggs National Corporation Executive Deferred Compensation Plan, as amended from time to time (hereinafter the “Plan”) attached as Appendix A;

        WHEREAS, the Plan is an unfunded arrangement maintained for the purpose of providing specified forms of deferred compensation for officers and key employees of the Company and its subsidiaries;

        WHEREAS, the Company may incur liability under the terms of such Plan with respect to each officer and employee covered thereunder (“Covered Employee” or “Covered Employees”);

        WHEREAS, the Company wishes to establish a trust (hereinafter called “Trust”) and to contribute to the Trust assets that shall be held therein, subject to the claims of the Company’s creditors in the event of the Company’s Insolvency, as herein defined, until paid to the Covered Employees and their beneficiaries in such manner and at such times as specified in the Plan;

        WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not cause the Plan or any part thereof to become subject to the substantive provisions of Title I of the ERISA and, furthermore, that this Trust comply, and be interpreted consistently, with the model trust requirements set forth in Rev. Proc. 92-64 (as expanded by IRS Notice 2000-56);

        WHEREAS, it is the intention of the Company to make contributions to the Trust, as specified herein, to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan;

        NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall comprise, be held and disposed of as follows:

Section 1. ESTABLISHMENT OF TRUST

        (a) The Company may from time to time make, or cause to be made, contributions to the Trust of cash or property, including insurance contracts and/or marketable securities, which are acceptable to the Trustee, including common stock of the Company, and which shall become the principal of the Trust to be held, administered and disposed of by the Trustee as provided in this Trust Agreement. Except as provided in Section 2(c) and (d), neither the Trustee nor any Covered Employee or beneficiary shall have any right to compel such contributions.

        (b) Except as provided in Section 4 hereof, the Trust hereby established shall be irrevocable.

        (c) The Trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed accordingly.

        (d) The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of providing benefits to the Covered Employees and general creditors as herein set forth. The Covered Employees and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of the Covered Employees and their beneficiaries against the Company. Any assets held by the Trust will be subject to the claims of the Company’s general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.

2

Section 2. PAYMENTS TO COVERED EMPLOYEES AND THEIR BENEFICIARIES.

        (a) The Company shall deliver to the Trustee a copy of the Plan document, together with a schedule (the “Payment Schedule”) that indicates the amounts payable in respect of each Covered Employee (and his or her beneficiaries), that provides a formula or other instructions acceptable to the Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan), and the time of commencement for payment of such amounts. If the Company has not done so previously, it shall deliver the Plan document and Payment Schedule to the Trustee upon the occurrence of a Potential Change of Control, as defined herein, and upon or before the occurrence of a Change of Control, as defined herein, the Company shall deliver to the Trustee, with respect to the Plan, a current census of Covered Employees and a Payment Schedule (to the extent revisions to the most recent previous Payment Schedule are necessary or appropriate). Following any Change of Control, the Payment Schedule may not be modified or amended by the Company. Except as otherwise provided herein, the Trustee shall make payments to the Covered Employees and their beneficiaries in accordance with such Payment Schedule or, to the extent benefits cannot be determined pursuant to the Payment Schedule, in accordance with the Plan document. With respect to any determination of benefit payments under the Plan, the Trustee is authorized, prior to a Change of Control, to seek guidance from the Company and, following a Change of Control, to seek guidance from a court of competent jurisdiction by means of an action for declaratory judgment concerning the Trustee’s duties and obligations or any other action deemed appropriate by the Trustee pursuant to its interpleader rights under Section 14 hereof. The Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by the Company.

3

        (b) Subject to any determination made and set forth in the Payment Schedule described in Section 2(a) following a Change of Control, the entitlement of a Covered Employee or his or her beneficiaries to benefits under the Plan shall be determined by the Company or such party as it shall designate under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan.

        (c) The Company may make payment of benefits directly to the Covered Employees or their beneficiaries as they become due under the terms of the Plan. The Company shall notify the Trustee, in writing, of its decision to make payment of benefits directly prior to the time such amounts are payable to the Covered Employees or their beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, the Company shall make the balance of each such payment as it falls due. The Trustee shall notify the Company where principal and earnings are not sufficient to make benefit payments under the Plan.

        (d) Upon the occurrence of a Potential Change of Control, the Company shall, as soon as possible, but in no event later than the earlier of (i) the 60th day following the Potential Change of Control, or (ii) the date immediately preceding the Change of Control make an irrevocable contribution to the Trust in an amount that is sufficient to pay each Covered Employee or beneficiary the vested benefits to which he or she would be entitled pursuant to the terms of the Plan as of the date on which the Potential Change of Control occurred. Within the same time period following a Potential Change of Control, the Company shall make a further irrevocable contribution to the Trust in an amount sufficient to pay for the Trustee’s fees and for actuarial, accounting, legal and other professional or administrative services necessary to implement the terms of this Trust following a Potential Change of Control. Such amount shall be determined by the Trustee’s estimate of its fees (as provided in this Trust Agreement) and by estimates obtained by the Trustee from those independent actuaries, accountants, lawyers and other appropriate professional and administrative personnel who provided such services to the Trust or the Company immediately before the Potential Change of Control. If the actual fees and expenses exceed the estimated amounts, the Company shall be obligated to pay the Trustee, within 30 days of written notification thereof, such amounts as are necessary to cover the shortfall.

4

Section 3. TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO COVERED EMPLOYEES AND TRUST BENEFICIARIES WHEN THE COMPANY IS INSOLVENT.

        (a) The Trustee shall cease payment of benefits to the Covered Employees and their beneficiaries if the Company is Insolvent. The Company shall be considered “Insolvent” for purposes of this Trust Agreement if (i) the Company is unable to pay its debts as they become due, (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code, or (iii) the Company is precluded by federal banking laws from making direct payments to Covered Employees pursuant to Section 2(c) hereof.

        (b) At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of the Company under federal and state law as set forth below.

                (1) The Board of Directors and the Chief Executive Officer of the Company shall have the duty to inform the Trustee in writing of the Company’s Insolvency. If a person claiming to be a creditor of the Company alleges in writing to the Trustee that the Company has become Insolvent, the Trustee shall commence, as promptly as possible, an investigation to determine whether the Company is Insolvent and, pending such determination, the Trustee shall discontinue payment of benefits to the Covered Employees or their beneficiaries. Any determination by the Trustee hereunder as to whether the Company is Insolvent shall be made by the Trustee in its sole and absolute discretion and shall be binding on all parties having rights to or interests in the assets of this Trust.

                (2) Unless the Trustee has actual knowledge of the Company's Insolvency, or has received written notice from the Company or written notice from a person claiming to be a creditor alleging that the Company is Insolvent, the Trustee shall have no duty to inquire whether the Company is Insolvent. The Trustee may in all events rely on such evidence concerning the Company’s solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the Company’s solvency.

5

                (3) If at any time the Trustee has determined that the Company is Insolvent or the Trustee is in the process of investigating whether the Company is Insolvent pursuant to an allegation made by a creditor of the Company, the Trustee shall discontinue payments to the Covered Employees or their beneficiaries and shall hold the assets of the Trust for the benefit of the Company’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of the Covered Employees or their beneficiaries to pursue their rights as general creditors of the Company with respect to benefits due under the Plan or otherwise.

                (4) The Trustee shall resume the payment of benefits to the Covered Employees or their beneficiaries in accordance with Section 2 of this Trust Agreement only after the Trustee has determined that the Company is not Insolvent (or is no longer Insolvent).

        (c) Provided that there are sufficient assets, if the Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to the Covered Employees or their beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to the Covered Employees or their beneficiaries by the Company in lieu of the payments provided for hereunder during any such period of discontinuance.

Section 4. PAYMENT TO COMPANY.

        Except as provided in this Section 4 and in Sections 3 and 8(d) hereof, the Company shall have no right or power to direct the Trustee to return to the Company or to divert to others any of the Trust assets before all payments of benefits have been made to the Covered Employees and their beneficiaries pursuant to the terms of the Plan. Notwithstanding any provision of this Trust Agreement to the contrary, in the event that an actuary appointed by the Company determines any time prior to a Change of Control, or an actuary appointed by the Trustee determines any time following a Change of Control, that the fair market value of Trust assets exceeds the present value of accrued benefit obligations under the Plan (the amount of such excess referred to hereinafter as “Trust Surplus”), based on actuarial assumptions that are consistent with the assumptions used to determine funding requirements for the Company’s qualified defined benefit pension plans (or, if no such defined pension plans exist, such assumptions as determined by the actuary), then the Company may direct the Trustee to transfer and convey to the Company such assets as shall be designated by the Company prior to a Change of Control or by the Trustee following a Change of Control, provided that the aggregate value of such assets shall not exceed the Trust Surplus.

6

Section 5. INVESTMENT AUTHORITY.

        (a) Subject to Section 5(b), the Trustee shall invest and reinvest the principal and income of the Trust, in its discretion, in securities and in any other form of property not prohibited by law, without regard to any restrictions imposed by state law on investments by fiduciaries, but subject, however, to such written investment guidelines, if any, as the Company may provide from time to time to the Trustee. The Trustee may invest in securities (including stock or rights to acquire stock) or obligations issued by the Company. All rights associated with assets of the Trust shall be exercised by the Trustee or the person designated by the Trustee, and shall in no event be exercisable by or rest with the Covered Employees, provided, however, that the Trustee may, in its discretion, elect to invest the assets of the Trust in any manner which best enables it to satisfy the specific benefit obligations payable to individual participants under the Plan, including adopting a pattern of investment which directly corresponds to the investment elections made by individual participants under the Plan.

        (b) The Company shall have the right, at all times prior to a Change of Control, to direct the Trustee as to the investment of assets held by the Trust, to substitute assets of equal fair market value for any assets held by the Trust, and to vote securities held by the Trust. Notwithstanding the foregoing, however, the Company’s right to direct the Trustee shall be exercised by the Company with due regard to the Trustee’s need, in certain circumstances, to function as a fiduciary under applicable securities laws.

7

Section 6. DISPOSITION OF INCOME.

        During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

Section 7. ACCOUNTING BY TRUSTEE.

        The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Company and the Trustee. Within 90 days following the close of each calendar year and within 60 days after the removal or resignation of the Trustee, the Trustee shall deliver to the Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

Section 8. RESPONSIBILITY OF TRUSTEE.

        (a) The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a reasonable direction, request or approval given by the Company which is contemplated by, and in conformity with, the terms of the Plan or this Trust Agreement and is given in writing by the Company.

8

        (b) The Trustee may consult with legal counsel (who may also be counsel for the Company generally) or obtain actuarial or other expert advice, with respect to any of its duties or obligations hereunder.

        (c) The Trustee may hire agents, attorneys, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

        (d) The Trustee shall have, without exclusion, all powers conferred on trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, the Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor trustee, or to loan to any person other than the Company the proceeds of any borrowing against such policy. In the event that Trust Surplus (as defined in Section 4 hereof) exists, the Company may direct the Trustee to borrow against any insurance policy held as a Trust asset that permits such borrowing, and to lend the proceeds to the Company, provided that the aggregate amount lent to the Company shall not exceed the Trust Surplus.

        (e) Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Code.

Section 9. COMPENSATION AND EXPENSES OF TRUSTEE.

        The Company shall pay all administrative and the Trustee’s fees and expenses in accordance with terms and conditions established by the Trustee, and if not so paid, such fees and expenses shall be paid from the Trust.

9

Section 10. RESIGNATION AND REMOVAL OF TRUSTEE.

        (a) The Trustee may resign at any time by written notice to the Company, which shall be effective 90 days after receipt of such notice unless the Company and the Trustee agree otherwise in writing.

        (b) The Trustee may be removed by the Company on 30 days written notice or upon shorter notice accepted by the Trustee.

        (c) If the Trustee resigns or is removed after a Change of Control, as defined herein, the Trustee shall select a successor trustee in accordance with the provisions of Section 11(b) hereof prior to the effective date of the Trustee’s resignation or removal.

        (d) Upon resignation or removal of the Trustee and appointment of a successor trustee, all assets shall subsequently be transferred to the successor trustee. The transfer shall be completed within 90 days after receipt of notice of resignation, removal or transfer, unless the Company extends the time limit.

        (e) Except as provided in paragraph (c) of this section, if the Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under paragraph (a) or (b) of this section. If no such appointment has been made, the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

Section 11. APPOINTMENT OF SUCCESSOR.

        (a) If the Trustee resigns or is removed in accordance with Section 10(a) or (b) hereof and Section 10(c) is inapplicable, the Company may appoint any third party, such as a bank trust department, that may be granted corporate trustee powers under state law, as a successor to replace the Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new trustee, who shall have all of the rights and powers of the former trustee, including ownership rights in the trust assets. The former trustee shall execute any instrument necessary or reasonably requested by the Company or the successor trustee to evidence the transfer.

10

        (b) If the Trustee resigns or is removed pursuant to the provisions of Section 10(c) hereof and selects a successor trustee, the Trustee shall appoint a successor trustee and may appoint any third party, such as a bank trust department, that may be granted corporate trustee powers under state law. The appointment of a successor trustee shall be effective when accepted in writing by the new trustee. The new trustee shall have all the rights and powers of the former trustee, including ownership rights in trust assets. The former trustee shall execute any instrument necessary or reasonably requested by the successor trustee to evidence the transfer.

        (c) The successor trustee need not examine the records and acts of any prior trustee and may retain or dispose of existing trust assets, subject to Sections 7 and 8 hereof. The successor trustee shall not be responsible for any condition existing at the time it becomes successor trustee.

Section 12. AMENDMENT OR TERMINATION.

        (a) This Trust Agreement may be amended by a written instrument executed by the Trustee and the Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan or shall make the Trust revocable.

        (b) The Trust shall not terminate until the date on which the Covered Employees and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan. Upon termination of the Trust, any assets remaining in the Trust shall be returned to the Company.

        (c) Upon written approval of each of the Covered Employees or their beneficiaries entitled to payment of benefits pursuant to the terms of the Plan, the Company may terminate this Trust prior to the time all benefit payments under the Plan have been made. All assets in the Trust at termination shall then be returned to the Company.

11

        (d) In general, to the extent that the terms hereof are inconsistent with the terms of the Plan, the latter shall control as if the terms hereof had been amended accordingly. Notwithstanding anything herein to the contrary, upon a Change of Control, the Company shall be precluded from amending (i) this Trust Agreement, (ii) the Plan with respect to any benefit (including any form of benefit or benefit determination) of any Covered Employee that had accrued on or prior to the Change of Control or is funded pursuant to the provisions of Section 2 hereof but has not been completely distributed to the Covered Employees or beneficiaries, or (iii) any of the Plan terms with respect to any benefit other than a benefit described in the preceding clause (ii), provided, however, that in any such event, if a Covered Employee or beneficiary, as applicable, consents, in writing, to an amendment pertaining to his or her own benefit, such amendment shall be valid hereunder. Upon a Change of Control, this Section 12(d) shall be deemed to supersede any provision of any such Plan which permits amendments of such Plan inconsistent with the terms hereof and this Section 12(d) shall constitute an amendment to such Plan.

Section 13. RIGHT OF INTERPLEADER.

        If (a) there is any disagreement or dispute in connection with the Trust or the subject matter hereof, including any dispute between the Trustee, the Company or any Covered Employee, or between the Company, any Covered Employee or any person not a party to the Trust or (b) there are adverse or inconsistent claims or demands upon, or inconsistent instructions to the Trustee, or (c) the Trustee in good faith is in doubt as to what action to take pursuant to the Trust, the Trustee may at its election refuse to comply with any such claims, demands or instructions, or refuse to take any other action pursuant to this Trust until (i) the rights of all persons involved in the dispute have been fully and finally adjudicated by a court of competent jurisdiction or the Trustee has resolved any such doubts to its good faith satisfaction; or (ii) all disputes have been resolved between the persons involved and the Trustee has received written notice thereof satisfactory to it from all such persons. Without limiting the generality of the foregoing, the Trustee may at its election interplead the subject matter of this Trust Agreement with a court of competent jurisdiction, or commence judicial proceedings for a declaratory judgment, and the Trustee shall be entitled to recover from the Company or the Trust, both collectively and individually, the Trustee’s attorneys’ fees, expenses and costs in connection with any such interpleader or declaratory judgment action.

12

Section 14. MISCELLANEOUS.

        (a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

        (b) Benefits payable to the Covered Employees and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

        (c) This Trust Agreement shall be governed by and construed in accordance with the laws of the District of Columbia, unless otherwise preempted by any applicable federal law.

        (d) For purposes of this Trust, the terms Change of Control and Potential Change of Control shall have the meanings set forth below:

                (i) A "Change of Control" shall be deemed to occur upon the happening of any of the following:

(A) individuals who, on the date hereof, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof, whose selection or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director, provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest (“Election Contest”) or other actual or threatened solicitation of proxies or consent by or on behalf of any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director;

13

(B) any person becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (B) shall not be deemed to be a Change of Control of the Company by virtue of any of the following acquisitions: (I) by the Company or any subsidiary, (II) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (III) by any underwriter temporarily holding securities pursuant to an offering of such securities, (IV) pursuant to a Non-Qualifying Transaction (as defined in paragraph (C)), or (V) pursuant to any acquisition by Joe L. Allbritton (the “Executive”) or any group of persons including the Executive (or any entity controlled by the Executive or any group of persons including the Executive).

14

(C) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Reorganization”), or sale or other disposition of all or substantially all of the Company’s assets to an entity that is not an affiliate of the Company (a “Sale”), unless immediately following such Reorganization or Sale: (I) more than 60% of the total voting power of (x) the corporation resulting from such Reorganization or the corporation which has acquired all or substantially all of the assets of the Company (in either case, the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least a majority of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Reorganization or Sale, (II) no person (other than the Executive and affiliates of the Executive or any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), becomes the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (III) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Reorganization of the Reorganization or Sale were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale (any Reorganization or Sale which satisfied all of the criteria specified in (I), (II) and (III) above shall be deemed to be a “Non-Qualifying Transaction”).

15

(D) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change of Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change of Control of the Company shall then occur.

(E) notwithstanding clauses (A) through (D) above, a Change of Control will not result from:

(I) a transfer of the Company’s voting securities by a person who is the beneficial owner (within the meaning of Rule 13d-3 promulgated pursuant to the Exchange Act), directly or indirectly, of 25% or more of the voting securities of the Company (a “25% Owner”) to:

(a) a member of such 25% Owner’s immediate family (within the meaning of Rule 16a-1(e) of the Exchange Act) either during such 25% Owner’s lifetime or by will or the laws of descent and distribution;

(b) any trust as to which the 25% Owner or a member (or members) of his or her immediate family (within the meaning of Rule 16a-1(e) of the Exchange Act) is the beneficiary;

16

(c) any trust to which the 25% Owner is the settlor with sole power to revoke;

(d) any entity owner which the 25% Owner has the power, directly or indirectly, to direct or cause the direction of the management and policies of the entity, whether through the ownership of voting securities, by contract or otherwise; or

(e) any charitable trust, foundation or corporation under section 501(c)(3) of the Code that is funded by the 25% Owner, or

(II) the acquisition of voting securities of the Company or the resulting entity in the event of a Reorganization or Sale, by either:

(a) a person who was a 25% Owner on the effective date of the Plan; or

(b) a person, trust or other entity described in the foregoing clauses (I)(a)-(e) of this subsection (E).

(ii) A “Potential Change of Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(A) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change of Control;

17

(B) the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change of Control;

(C) any Person becomes the Beneficial Owner, directly or indirectly, or securities of the Company representing 10% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities; or

(D) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change of Control has occurred.

(iii) For the purposes of subsection (ii) above, “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

18

Section 15. EFFECTIVE DATE.

        The effective date of this Trust Agreement shall be January 1, 2002.

                                                                               RIGGS NATIONAL CORPORATION

ATTEST:

/S/ William A. Craig                                                By:  /S/ Timothy C. Coughlin

                                                                               RELIANCE TRUST COMPANY

ATTEST:

/S/ Ivy Berry                                                            By:  /S/ Edward Jarvis

19